                                                                   EXHIBIT 99


                                  PRESS RELEASE
                          FOR STOCK REPURCHASE PROGRAM

For immediate release March 17, 2003. For additional information contact Frank L. Paden, President, Farmers National Banc Corp. (330) 533-3341

              FARMERS NATIONAL BANC CORP. ANNOUNCES APPROVAL OF THE
                         2003 STOCK REPURCHASE PROGRAM.

Frank L. Paden, President of Farmers National Banc Corp., Canfield, Ohio, announced that the Company's Board of Directors has adopted the 2003 Stock Repurchase Program. Under the 2003 Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions. Through the Stock Repurchase Program, the Company will repurchase up to 4.9% of its outstanding common stock during the next 12 months. The repurchase plan will begin today and end on March 14, 2004. Mr. Paden stated that "the Board's action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances will help the company enhance the value of its common stock for its shareholders as well as assist management in its ability to strategically manage its capital. Most importantly, the Board of Directors recognizes that the purchase of its own shares represents a very good investment opportunity." The Company intends to immediately implement the program. Mr. Paden also stated "a purchase of its common stock at the current market price is beneficial to the Company and to its continuing shareholders." The repurchases under the plan will be made in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

            FARMERS NATIONAL BANC CORP. DIRECTOR ANNOUNCES RETIREMENT

            DIRECTOR DAVID C. MYERS RETIRES AFTER 15 YEARS OF SERVICE

Mr. Paden also announced that he has received the notice of retirement from Director David C. Myers. Mr. Myers has expressed his desire to retire from the Board of Directors on March 27, 2003. He has stated that on that day he will resign his position as director. Pursuant to the Code of Regulations of the Company, the remaining directors will fill the vacancy created on the Board. In anticipation of Mr. Myers' retirement, the nominating committee of the Board of Directors has undertaken to conduct a search for the new director. It is anticipated that the new director will be announced on the date of Mr. Myers' retirement, which coincides with the Annual Meeting of Shareholders. This year's annual meeting will feature a tribute to Mr. Myers for his outstanding years of service and stewardship to the Company and to The Farmers National Bank of Canfield.